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                                                                   EXHIBIT 10.64

                              AMENDED AND RESTATED
                                GENERAL AGREEMENT
                           CONTRACT NO. LNM00NMJW1200


        This Amended and Restated General Agreement ("Agreement") is made and is effective as of October 1, 1999 (the "Amended Effective Date"), by and between Western Wireless Corporation, a Washington corporation, with offices located at 3650 131st Avenue SE, Suite 400, Bellevue, WA 98006 ("Customer"), and Lucent Technologies Inc., a Delaware corporation with offices located at 600 Mountain Avenue, Murray Hill, New Jersey, 07974 ("Seller", and together with customer, the "Parties").

                                    RECITALS:

A. Customer is the holder of cellular services licenses to build and operate cellular systems, which licenses have been issued by the Federal Communications Commission.

B. Customer and Seller entered into a General Agreement effective as of January 1, 1996 pursuant to which Seller provides cellular Products, Licensed Materials and Services (as such terms are defined herein) to Customer. Effective January 1, 1998, Customer and Seller entered into Amendment No. 1 to the General Agreement. For the purposes hereof, the General Agreement and the First Amendment to the General Agreement are hereinafter referred to collectively as the "Existing Contract".

C. The Parties desire to amend and restate the Existing Contract to provide for, among other things, the implementation of a new pricing structure for Seller's Products, Licensed Materials and Services and to include provisions relating to Customer's purchase said Products, Licensed Materials and Services commencing on the Amended Effective date.

NOW THEREFORE, in consideration of the mutual promises and covenants herein contained, the Parties hereby agree that the Existing Contract will be and hereby is amended and restated in its entirety to read as follows.

                                  1. ARTICLE I

                GENERAL PROVISIONS APPLICABLE TO ENTIRE AGREEMENT

1.1     HEADINGS AND DEFINITIONS

        All headings used in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement or any clause. For the purpose of this Agreement, the following definitions will apply:

        "Advertising" means all advertising, sales promotion, press releases, and other publicity matters relating to performance under this Agreement;

        "Affiliate" of a corporation means its Subsidiaries, any company of which it is a Subsidiary, and other Subsidiaries of such company. For purposes of this Agreement, the meaning of "Affiliate" shall not


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        include any company or subsidiary which is a manufacturer of telecommunication products in direct competition with Seller;

        "Annual Release Maintenance Fee (ARMF)" means those recurring annual fees of the Seller, invoiced annually in January and based upon the number of ECPs installed at the time the invoice is issued, full payment of which entitles the Customer to receive all core features in standard software releases (including System Software Updates), software enhancements and software upgrades applicable to Products (but not including Optional Features) which will be made available to Customer when made generally available by Seller to its customers during the period for which the fees were paid;

        "Buyer Company" means an entity described in Attachment B to this Agreement;

        "CDX" shall mean Compact Digital Exchange;

        "Candidate Software Features" means those software features planned for future releases, but not yet developed, nor assured of being developed and released;

        "Cell Site Equipment" shall mean control equipment, radio equipment and filter equipment contained within a cell site and such other equipment as is sold by Seller generally to its customers and which is contained in a cell site;

        "Customer Price List" means Seller's published "Network Wireless Systems Price Reference Guide" or other price notification releases furnished by Seller generally to its customers for the purpose of communicating Seller's prices or pricing related information to Customer; however, this does not include firm price quotations;

        "Delivery Date" means the date required under this Agreement or the applicable purchase order by which all deliverables are to be delivered to the destination specified in the purchase order;

        "Designated Processor" means the Product for which the licenses to use Licensed Materials are initially granted;

        "DCS" means Seller's Autoplex digital cellular switch;

        "Firmware" means a combination of (i) hardware and (ii) Software represented by a pattern of bits contained in such hardware;

        "Fit" means physical size or mounting arrangement (e.g., electrical or mechanical connections);

        "Form" means physical shape;

        "Franchise Area" means an area for which the Federal Communications Commission has granted a permit to construct and/or license to operate a cellular mobile telecommunications system;


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        "Function" means the operation a Product performs, including Product features;

        "Force Majeure" means fires, strikes, riots, embargoes, explosions, earthquakes, floods, wars, water, the elements, serious labor disputes, government requirements, civil or military authorities, acts of God or by the public enemy, inability to secure raw materials or transportation facilities as a result of industry-wide shortages , acts or omissions of carriers or suppliers, or other causes beyond a party's control whether or not similar to the foregoing;

        "Hazardous Material" means material designated as a "hazardous chemical substance or mixture" by the Administrator, pursuant to Section 6 of the Toxic Substance Control Act, a "hazardous material" as defined in the Hazardous Materials Transportation Act (49 U.S.C. 1801, et seq.), or a "hazardous substance" as defined in the Occupational Safety and Health Act Hazard Communication Standard (29 CFR 1910.1200) or as defined in the Comprehensive Governmental Response, Compensation and Liability Act (42 U.S.C. 9601(14);

        "In Revenue Service" means use of a Product, or any part thereof for commercial service to Customer's subscribers, whether or not revenue is actually being generated; provided, however, that the System, Product or item of Software shall not be considered to be In Revenue Service if it is being utilized exclusively for testing or training purposes;

        "Information" means all documentation and technical and business information in whatever form recorded, which a party may furnish under, or has furnished in contemplation of, this Agreement;

        "Initial Operations Date" means, as to a System, the agreed upon date by which Seller shall complete its delivery and installation of such System;

        "Licensed Materials" means the Software and Related Documentation for which licenses are granted by Seller under this Agreement; no Source Code versions of Software are included in Licensed Materials;

        "MSC" means a mobile switching center and usually consists of an ECP, IMS OMP and at least one (1) DCS;

        "OMP" means Seller's operations management platform;

        "Optional Features" means software features for Products available to Seller's customers on an optional, separate fee basis;

        "Product" means any systems, equipment, and parts thereof, other than Turnkey Items, that Seller or its Affiliates may hereafter manufacture, or have manufactured, and make generally available to its customers, but the term does not mean Software whether or not such Software is part of Firmware, but the term does include hardware that is part of Firmware;


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        "Product Manufacturing Information" means manufacturing drawings and specifications of raw materials and components, including part manufacturing drawings and specifications covering special tooling and the operation thereof, and a detailed list of all commercially available parts and components purchased by Seller on the open market disclosing the part number, name and location of the supplier, and price lists;

        "Quality Management Tools" means Seller-furnished Software not necessary for operation of Products furnished under this Agreement but useful in the management of a wireless telecommunications system. Unless otherwise specifically agreed by the parties, Seller does not furnish under this Agreement such Software or the computer processor necessary for Use of the Software;

        "Related Documentation" means materials useful in connection with Software, such as, but not limited to, flow charts, logic diagrams, program descriptions, and Specifications. No Source Code versions of Software are included in Related Documentation;

        "Related Operator" means an entity (other than Customer) offering wireless telecommunications services to the public and which, for purposes of furnishing such services, has an agreement with Customer pursuant to which Customer resells to or shares with such operator capacity on a System, as for example, when the Related Operator's cell site or DCS equipment is interconnected with Customer's MSC Products; or when Customer's cell site equipment is interconnected with a Related Operator's MSC Products;

        "Repair Parts" means new, remanufactured, reconditioned, refurbished, or functionally equivalent parts for the maintenance, replacement, and repair of Products sold pursuant to this Agreement;

        "Seller's Manufactured Product" means a Product manufactured by Seller or purchased by it pursuant to its procurement specifications including all components of such Products, which components are purchased by Seller and become an integral part of such Products;

        "Services" means all performance of work for the Customer hereunder and includes: (1) engineering Services such as preparation of equipment Specifications, preparation and updating of office records, and preparation of a summary of material not specifically itemized in the applicable purchase order; (2) installation Services such as installation, equipment removal, and cable mining; and (3) other Services such as maintenance and repair. Services do not include Turnkey Services;

        "Software" means all software necessary for the use, operation or maintenance of the Products and System, and includes computer programs consisting of a set of logical instructions and tables of information which guide the functioning of a processor; such programs may be contained in any medium whatsoever, including hardware containing a pattern of bits representing such programs, but the term "Software" does not mean or include such medium;

        "Source Code" means any version of Software incorporating high-level or assembly language that generally is not directly executable by a processor. Except as may be expressly provided, this Agreement does not require Seller to furnish any Source Code;


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        "Specifications" means the specifications and performance standards of the Products and Software furnished by Seller or its vendors hereunder, or as set forth in any other document published by Seller (other than Customer brochures or test results) and made generally available which contains technical specifications or performance standards for the Products and Software; provided, however, that no future specifications or performance standards shall reduce, diminish or otherwise adversely impact the specifications and performance standards applied to previously delivered Products and Software;

        "Standard Charges" means Seller's applicable rates and charges for labor and/or materials as determined from the Customer Price List or other pricing information provided to Customer, less any discounts applicable thereto;

        "Start Date" means, as to a System installation project, the date upon which Seller has received Customer's written notice that Customer has performed all Customer responsibilities and furnished all necessary items required prior to Seller's commencement of installation of the MSC for the System;

        "Statement of Work" (SOW) means the detailed description of the actual Services to be performed which includes the expected completion date of such Services.

        "Subsidiary" of a company means a corporation, partnership, limited liability company or other entity, the majority of whose shares or other securities or ownership interests entitled to vote for election of directors or similar officers is now or hereafter owned or controlled by such company either directly or indirectly; but any such entity shall be deemed to be a Subsidiary of such company only as long as such ownership or control exists;

        "Support Services" means those services offered by Seller to its customers that include retrofit support, technical and troubleshooting assistance, and emergency recovery expertise;

        "System" means an integrated cellular telecommunications system and all expansions thereof, that includes Products and Licensed Materials and which, in addition to the Specifications applicable to such Products and Licensed Materials, may be subject to separate Specifications of system performance or system functionality, including all Products, Licensed Materials and Services purchased hereunder relating to such System;

        "System Software Update" means a reissued version or partial update of an existing Software generic release (e.g., Release 3.1 following Release 3.0), containing one or more of the following, in any combination, (i) infrastructure changes, (ii) improvements in basic call processing capabilities, as well as basic system operation and maintenance, and (iii) changes to maintain compatibility between a new system release and features existing in a prior system release (when initially introduced, a new system release may not always be fully compatible with features available immediately prior to such release),
        (iv) a platform for Optional Features, and (v) consolidations of periodic fixes and overwrites;


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        "Territory" means the 50 states of the United States plus the District of Columbia and Canada;

        "Turnkey Item" means a good or product or a partial assembly of goods or products furnished and, perhaps, installed by Seller as part of a Turnkey Service but not furnished by Seller pursuant to this Agreement. A Turnkey Item is not a Vendor Item or a Product as described in this Agreement;

        "Turnkey Services" means items and activities normally the responsibility of the Customer under this Agreement, which may include, project management, field coordination, construction, optimization, and system testing. Turnkey Services do not include, and are separate from, Seller's normal engineering and installation Services;

        "Use" with respect to Licensed Materials means loading the Licensed Materials, or any portion thereof, into a processor for execution of the instructions and tables contained in such Licensed Materials;

        "Vendor Item" means a Product or partial assembly of Products furnished by Seller but neither manufactured by Seller (or integrated by Seller into its Products during the manufacturing process) nor purchased by Seller pursuant to its procurement specifications. A Vendor Item is not a Turnkey Item; and

        "Warranty Period" means the period of time listed in the respective WARRANTY clauses which, unless otherwise stated, commences on the date of shipment, or if installed by Seller on acceptance by Customer or thirty (30) days from the date Seller submits its notice of completion of its installation, whichever is sooner, and for Services, commences on the date the Service is completed.

        Unless the context otherwise requires, the terms defined in this Section
        1.1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms defined herein. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the construction, meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The use of any gender herein shall be deemed to include the neuter, masculine and feminine genders wherever necessary or appropriate.

1.2     TERM OF AGREEMENT

        The term of this Agreement shall commence on the Amended Effective Date, October 1, 1999, and shall continue in effect for a period of three (3) years ("Term") unless earlier terminated in accordance with the terms and conditions hereof, or unless extended by the mutual written consent of the Parties hereto, and it shall supersede and replace all terms and conditions set forth in the Existing Contract commencing on the Amended Effective Date. This Agreement shall not affect the rights or obligations of either Party regarding any purchase order issued by Customer prior to the Amended Effective Date.


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1.3     SCOPE

        Customer shall have the right to purchase, and Seller shall be obligated to sell, as ordered by Customer during the Term, Products, Licensed Materials and Services and the terms and conditions of this Agreement shall apply to all such transactions in which Seller furnishes Products, Licensed Materials, or Services to Customer for Customer's own internal use in the Territory and use for the benefit of Buyer Companies and Related Operators in the Territory as provided herein. As a matter of clarification, and notwithstanding the immediately succeeding paragraph, the terms and conditions of this Agreement do not cover Seller's Products, Licensed Materials or Services for personal communications network systems or cellular digital packet data systems. Purchases of such items shall be subject to separate written agreement or amendment to this Agreement, as mutually agreed by the Parties. Turnkey Services to be performed by Seller, if any, and/or Turnkey Items to be obtained by Seller for Customer, if any, shall be subject to separate agreement of the Parties. To the extent that any terms and conditions in any other Article of the Agreement conflict with the provisions of this Article 1.3, such terms and conditions supersede such conflicting provisions of this Article 1.3.

        Seller agrees that Seller will maintain and from time to time furnish to Customer a copy of Seller's Customer Price List.

        The Buyer Company which is the end user of the Product, Licensed Materials or Services furnished hereunder shall be considered "Customer" for all purposes under this Agreement except placing the purchase order and payment. Western Wireless Corporation ("WWC") shall be considered "Customer" for purposes of placing the purchase order and payment. In addition, WWC shall be considered "Customer" for purposes of passage of title and risk of loss with regard to Products and Licensed Materials which are delivered to WWC. Seller agrees to look first to WWC for all payments which become due hereunder for purchase prices, interest on late payments and cancellation charges, but the Buyer Company, if any, having received the Products, Licensed Materials and/or Services to which particular payments relate, shall be jointly and severally liable therefor. The entity which is the end user of the Products, Licensed Materials or Services furnished hereunder shall have and may enforce against Seller all of the rights, benefits and obligations contained herein (including warranty claims), and all rights and claims (except claims for payment) or defenses Seller has or may acquire against such entity shall be asserted solely against such entity which has received such Products, Licensed Materials or Services; provided, however, that in the event of a disputed claim for payment hereunder, WWC will (i) do whatever is reasonably necessary to help resolve such a claim and (ii) make the disputed payments to Seller (including any interest on late payments with respect thereto) if and when such claim is ultimately resolved in favor of Seller. WWC shall have the right to enforce or assert on behalf of itself or the Buyer Company for whose benefit the purchase order was placed any right, claim or defense available to it or to such Buyer Company, in its sole discretion.

        Products and Licensed Materials furnished under this Agreement are furnished for use in connection with Customer's wireless telecommunications business in the Franchise Areas in which WWC and the Buyer Companies are authorized to provide wireless telecommunications services to the public. In addition, Products and Licensed Materials may be purchased under this Agreement for use in providing a Related Operator's wireless telecommunications services to the public, whether or not such services will be provided in one of such Franchise Areas of WWC or a Buyer Company, provided that such purchased item(s) will be interconnected with a Seller-furnished System in one of such Franchise Areas licensed to WWC or a Buyer Company. Unless otherwise agreed by Seller in writing, WWC shall be deemed the "Customer" under this Agreement with respect to all such purchases for the benefit of a Related Operator, and as such shall have all rights and obligations of Customer, including the obligation to pay for all such purchased items.


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        Except as expressly provided herein for resale to Buyer Companies, items furnished under this Agreement are not furnished for resale. However, Customer may resell Products after internal use and make incidental sales of unused Products. Licensed Materials, whether or not integral to the operation or embodied in Products, may be transferred if and only to the extent expressly provided in the Software-specific provisions of this Agreement. Nothing in this paragraph shall be deemed to bar arrangements between Customers and Related Operators in which capacity on the systems of either or both are shared, so long as such arrangements do not involve prohibited resale, sublicenses or other transfers of Products and/or licenses of Licensed Materials.

        All Products and Licensed Materials purchased by Customer hereunder, other than Products purchased for repair and maintenance purposes, shall be new. For purposes of this paragraph "new" shall mean Products and Licensed Materials which have not been used In Revenue Service or for training or extended testing.

1.4     PURCHASE COMMITMENTS AND ASSOCIATED PRICING STRUCTURE

[ * ]

1.5     ADDITIONS TO PRODUCTS AND SERVICES

        The parties contemplate that Customer will wish to obtain additional Products, Licensed Materials and Services offered by Seller, which Products are not currently included in the discount pricing structure set forth in Section
1.4 above. Seller commits to work with Customer to include future cellular Products in the discount pricing structure after a Product enters the First Office Application (FOA) stage. Purchase orders for such additional items received by Seller during the Term shall be received and accepted subject to the terms and conditions hereof. The following Attachments are incorporated hereto and made a part hereof: Attachment A, Wireless Swapout and Growth Proposal, Attachment B, Buyer Companies, Attachment C, Rural Swapout/New Market Coverage POPS, and Attachment D, Lucent Co-Marketing Terms and Conditions. In addition, the Parties agree to negotiate in good faith the terms and conditions applicable to Customer's purchase of Seller's Voice Messaging Products and Services within thirty (30) days of execution of this Agreement. When the terms and conditions applicable to Voice Messaging Products and Services are agreed, they shall be incorporated herein as Attachment E. If there are any inconsistencies between the terms of the Agreement and the terms of any Attachment, the terms of the Agreement shall be controlling and supersede the terms of the Attachment; provided, however, that the parties agree that the terms of Attachment D and Attachment E shall be controlling in the event of any inconsistencies related to such Attachments.

1.6     OPTIONAL SERVICES

        During the Term, Customer may, at its option, purchase the professional services outlined in Seller's Wireless Swap Out and Growth Proposal dated November, 1999, at prices to be mutually agreed upon on an individual case basis. The Wireless Swap Out and Growth Proposal is annexed hereto as Attachment
A. If Customer elects to purchase such services, the applicable terms and conditions will be reflected in an Attachment to the Agreement.

1.7     PLANNING INFORMATION

        By the first of each calendar quarter during the Term, upon Seller's request, and to the extent feasible, Customer will provide to Seller non-binding written forecasts of Customer's planned purchases of Products,

[ * ]   Confidential portions omitted and supplied separately to the Securities and Exchange Commission.

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Licensed Materials, and Services. Each non-binding forecast will be a twelve
(12) month view of all prospective purchases by month. Customer will submit such forecasts to Seller's Account Executive at the following address: Tanya Saxby, Lucent Technologies, 15400 SE 30th Pl, Ste 201, Bellevue, WA 98006. In addition, where preliminary order information is required, Customer shall provide such information to Seller within an agreed upon time prior to the date the order is to be placed. There shall be no penalty or liability for failure by the Customer to order Products, Licensed Materials and Services which are included in the Customer's forecasts.

1.8     PURCHASE ORDERS

        All purchase orders submitted by Customer shall be deemed to incorporate and be subject to the terms and conditions of this Agreement unless otherwise agreed in writing.

        All purchase orders, including electronic purchase orders, shall contain the information necessary for Seller to fulfill the purchase order.

        Subject to Section 1.9, all schedules and requested dates are subject to Seller's concurrence, which concurrence will not be unreasonably withheld or delayed.

        No provision or data on any purchase order or contained in any documents attached to or referenced in any purchase order, any subordinate document (such as shipping releases), shall be binding, except data necessary for Seller to fill the purchase order. All such other data and provisions are hereby rejected. Electronic purchase orders shall be binding on Customer notwithstanding the absence of a signature.

1.9     PURCHASE ORDER ACCEPTANCE:

        All purchase orders are subject to acceptance by Seller, which acceptance shall not be unreasonably withheld or delayed. Seller shall acknowledge the date of purchase order receipt either in writing or electronic data interface format. The acknowledged date of purchase order receipt is the price effective date for all Products, Licensed Materials, and Services not quoted on a firm-fixed-price basis pursuant to this Agreement.

        Purchase orders submitted for Products, Licensed Materials, or Services in accordance with the terms and conditions of this Agreement shall be deemed accepted by Seller in accordance with the following:

(a) If listed in a Customer Price List with price and a scheduled interval, upon receipt unless Seller notifies Customer to the contrary within ten
        (10) days of purchase order receipt;

(b) If the purchase order is for Products, Licensed Materials or Services not listed in a Customer Price List or requires engineering, upon receipt unless Seller notifies Customer to the contrary within thirty
        (30) days of purchase order receipt.

        If Customer submits a purchase order requesting a delivery or completion interval less than the interval listed in the applicable Customer Price List, Seller will accept such purchase order only for its standard interval. Seller will, however, use reasonable efforts to meet Customer's requested interval and provide confirmation or denial of the requested shortened interval within ten
(10) days. Additional charges may be applicable.


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        While it is Seller's objective to provide Customer with an acknowledgment of each purchase order received, it is Customer's responsibility to advise Seller of any missing or late notifications to insure that the purchase order has not been lost. No purchase order is to be considered "accepted" by Seller unless its receipt has been acknowledged.

1.10    CHANGES IN CUSTOMER'S PURCHASE ORDERS

        Changes made by Customer to an accepted purchase order shall be treated as a separate purchase order unless the parties expressly agree otherwise. If any such change affects Seller's ability to meet its obligations under the original purchase order, any price, shipment date, or completion date quoted by Seller with respect to such original purchase order is subject to change. However, Seller expressly agrees to use all reasonable efforts to minimize any delayed shipment or completion date occasioned by such changes.

1.11    PRICING

        Except as expressly stated in the Agreement, any Attachment or firm price quotation, Prices for Products, Licensed Materials and Services purchased hereunder shall be those contained in a Customer Price List, firm price quotations, specific agreements, or other prices submitted by Seller to Customer (including, where applicable, discounts thereto.

        In those cases where the price is to be determined from a Customer Price List, the applicable Customer Price List shall be the issue which is in effect on the date of Seller's receipt of the purchase order provided that the requested shipment or service-commencement date is in accordance with Seller's published shipping or planning interval or thirty (30) days from the date of purchase order receipt, whichever is longer. Prices for Products, Licensed Materials or Services to be shipped or performed beyond such period will be established by determining an effective order-entry date (the date required for order entry by Seller in accordance with Customer's requested date) and applying the price from the applicable Customer Price List as of that date.

        In those cases where the price is not to be determined from a Customer Price List, a firm price quotation, or specific agreement, the applicable price will be Seller's price in effect on the date of Seller's receipt of the applicable purchase order (including, where applicable, discounts thereto) and such price will be communicated to Customer as soon as practicable thereafter.

        Seller may amend its prices, other than those subject to firm price quotations or other agreements between the Parties, but such changes shall only be applicable to purchase orders received after such change.

        Notwithstanding the foregoing, if Seller is delayed from completion of a purchase order due to any change requested by Customer or as a result of Customer's delay in furnishing information or in performing its obligations hereunder, any price agreed to by Seller shall be subject to reasonable change.

        Unless expressly stated in writing, Seller's prices are exclusive of charges for transportation and other related Services, such as hauling and hoisting and any sales or other tax or duty which Seller may be required to collect or pay upon the ordered transaction.


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1.12    INVOICES AND TERMS OF PAYMENT

        Except as otherwise provided in this Agreement, Products and Licensed Materials (including transportation charges and taxes, if applicable) will be invoiced by Seller when shipped, or as soon thereafter as practicable. Engineering will be invoiced upon main shipment of Products. Installation will be invoiced as performed or as soon thereafter as practical. Customer shall pay such invoiced amounts, less any disputed items, for receipt by Seller within thirty-five (35) days of the date in which the invoice is sent to Customer. Delinquent payments are subject to a late payment charge at the rate of one and one-half percent (l-1/2%) per month, or portion thereof, of the amount due (but not to exceed the maximum lawful rate). Any disputed items which are determined in Seller's favor shall be due for payment based upon the original invoice date and will be subject to a retroactive late payment charge based upon the original invoice date. Customer shall notify Seller of any disputed invoice amounts within 3 months from the date of the invoice. Seller may apply any credit which remains outstanding in favor of Customer to the oldest undisputed invoice which remains in Customer's portfolio.

        1.12.1 SPECIAL BILLING PROVISIONS - ENGINEER, FURNISH AND INSTALL (EF&I)
               ORDERS:

        Seller shall invoice EF&I and/or F&I purchase orders under this Agreement on an individual order basis, at eighty-five percent (85%) of the aggregate purchase of the applicable Products upon shipment, and the remaining fifteen percent (15%) upon Seller's notification of completion of its installation and acceptance thereof. For purposes hereof, EF&I and F&I purchase orders include only those purchase orders issued in accordance with Seller's standard lead times which include combined EF&I or combined F&I when such purchase orders are originally issued, and do not include originally issued E&F or furnish only purchase orders as to which Customer subsequently or separately purchase orders installation Services. Such excluded purchase orders shall be billed pursuant to Section 1.12 above.

        1.12.2 EARLY PAYMENT DISCOUNTS:

        Provided that Customer makes payment by EFT as set forth in Subsection
1.12.3 below, Customer may pay all invoiced amounts, less an additional 1/2 of 1 percent discount, if payment is received by the Seller within ten (10) days of the date on which the invoice is sent to Customer. Such additional discount shall be applied against the net invoiced amount (i.e., after all applicable discounts and credits have been applied).

        1.12.3 ELECTRONIC FUNDS TRANSFER (EFT) PAYMENTS:

        Customer payments for invoiced amounts may be made by EFT means. EFT payments shall be made to:

        Lucent Technologies Inc.
        c/o Chase Manhattan Bank
            New York, New York
            Lucent Domestic CARMS Acct# 9101449099ABA Routing Number 021000021


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Seller shall be entitled to change such address for EFT transfers by advance notice furnished pursuant to Section 1.25 of this Agreement.

Customer shall, concurrently with the EFT payment, either mechanically transmit a remittance file to Seller's banking institution identified above or fax to Seller the related EFT payment remittance advice such that Seller may apply EFT payments to the proper invoices paid. Remittance advices shall be faxed to:

        Lucent Technologies Inc.
        Financial Operations Center
        900 North Point Parkway
        Alpharetta, Ga. 30202
        Attn: Cash Applications Manager
        Fax: (770) 750-4288

with fax copy to:

        Lucent Technologies Inc.
        2000 Northeast Expressway
        Norcross, Georgia 30071
        Attn: James Stevens
        Network Systems Wireless Asset Management Group
        Fax: (770) 798-2167

        1.12.4 PAYMENTS BY CHECK (NON-EFT):

        Non-EFT payments and related remittance advices shall be mailed to the address identified on Seller's invoice.

1.13    DELIVERY AND INSTALLATION SCHEDULE

        Customer shall notify Seller that the MSC site and/or cell sites for any purchase orders submitted under this Agreement, are ready for installation and that Customer's responsibilities referred to in Article IV relating to such sites have been performed or furnished. Seller shall have access to such sites on and from the date of Seller's receipt of such notification (the "Start Date").

        Additionally, the parties agree to develop, by mutual agreement, delivery and installation schedules (Project Implementation Schedules) under which Customer and Seller shall complete its obligations as required under this Agreement, and submit notices of completion to Customer. The Project Implementation Schedule is intended to be a living document, which tracks the progress of work and shall be periodically modified as required to reflect the work flow.

1.14    LIQUIDATED DAMAGES:

(a) If due to the fault or negligence of Seller, Acceptance of a System or items of Equipment or Software, as the case may be, does not occur on or before the period stated in the applicable purchase order or System project schedule (as such period may be extended pursuant to the terms of this Agreement), and provided Buyer issues prior written notice to Customer of the relevant delay, Buyer shall be entitled to, and Seller shall pay to Buyer, liquidated damages in accordance with this
Section 1.14.

(b) The parties agree that damages for delay are difficult to calculate accurately and, therefore, agree to fix as liquidated damages, and not as a penalty, an amount equal to one percent (1.0%) per week of the aggregate price of the System, Equipment or Software, as the case may be, including, without limitation, Installation charges therefor, which has not been shipped (with respect to items which Customer is to install) or placed in-service (with respect to a System or items which Seller is to install) by the scheduled date ("Delayed Equipment or Software"), up to a maximum of (i) with respect to a System, ten (10%) percent of the price of the Delayed Equipment or Software, and
(ii) with respect to items of Equipment or Software, ten (10%) percent of the price of the Delayed Equipment or Software.

(c) Buyer will inform Seller of the imposition of any liquidated damages in writing. All such liquidated damages shall be paid to Buyer in the form of credits against the payments due for Equipment, Software or Services and, accordingly, within thirty (30) calendar days following the date on which Seller is informed, Buyer can deduct from the payments due to Seller the sums necessary for the payment of the liquidated damages. In the event the Purchase Order pursuant to which the liquidated damages arose is terminated, Buyer can directly charge Seller the value of the liquidated damages, and Seller shall be obligated to pay any such liquidated damages immediately upon being informed of the imposition of the liquidated damages, except to the extent they are being contested in good faith. If Seller fails to pay any such liquidated damages within thirty (30) days, (except to the extent they are being contested in good faith) interest shall accrue at the rate of one and one half percent (1.5%) percent per month, or such lesser rate as may be the maximum permissible rate under applicable law. It is expressly agreed that the liquidated damages provided in this Section 1.14 and their payment do not extinguish the obligations Seller is required to perform, which obligations shall continue until fully performed, notwithstanding such liquidated damages. The parties agree that Seller's payment of liquidated damages shall be Buyer's sole and exclusive remedy for Seller's delay.

1.15    TRANSPORTATION

        Seller's prices for Products and Licensed Materials do not include freight charges or related transportation Services or charges therefor, unless expressly stated in writing by Seller to the contrary. Seller, in accordance with its normal practices, will arrange for transportation for such items, will prepay transportation, if appropriate, and invoice transportation charges.

        If Customer elects to route Products and/or Licensed Materials or to arrange for transportation, Seller will provide related services subject to a separate fee.

        Premium transportation will only be used with Customer's concurrence.

1.16    PACKING, MARKING, AND SHIPPING:

        Seller shall, at no additional charge, pack and mark shipping containers in accordance with its standard practices for domestic shipments. Where in order to meet Customer's requests, Seller packs and/or is required to mark shipping cartons in accordance with Customer's specifications, Seller shall invoice Customer its reasonable actual, out-of-pocket additional charges related to such packing and/or marking.

        Seller shall:

(a) Enclose a packing memorandum with each shipment and, if the shipment contains more than one package, identify the package containing the memorandum; and

(b) Mark Products as practicable for identification in accordance with Seller's marking specifications (e.g., model/serial number and month and year of manufacture).

        Partial shipments under an purchase order may be made by Seller and separately invoiced.

1.17    TITLE AND RISK OF LOSS:

        Title (except as provided in the clause USE OF INFORMATION and in Article III) and risk of loss to a Product, Licensed Material, or other item furnished to Customer under this Agreement shall pass to Customer upon delivery to the final destination established by Customer's purchase order for the item or other agreement of the Parties. Delivery of an item to its final destination by Seller shall be deemed complete at such time as all transportation, interim warehousing, hauling and hoisting required to be performed by Seller or its agents under the purchase order for the item have been completed. Notwithstanding the above, if sooner, title and risk of loss to the item shall pass to Customer at the point at which Seller or Seller's supplier or agent turns over possession of the item to Customer, Customer's employee, Customer's designated carrier, warehouser or hoister, or other Customer agent. For the purposes of this Section 1.16, receipt of an item by a carrier arranged for by Seller in performance of a Turnkey Service provided under separate agreement of the parties shall be deemed receipt by Customer's designated carrier.

        Customer shall notify Seller promptly of any claim with respect to loss, which occurs while Seller has the risk of loss and shall cooperate in every reasonable way to facilitate the settlement of any claim.

        Nothing herein shall, during the period either Party has the risk of loss to an item, relieve the other Party of responsibility for loss of the item resulting from the acts or omissions of such other Party, or such other Party's employees or agents.

1.18    PURCHASE MONEY SECURITY INTEREST

        (a) Seller reserves, and Customer agrees that Seller shall have, a purchase money security interest in all Products and Licensed Materials supplied to Customer by Seller under this Agreement until any and all payments and charges due Seller under this Agreement, including, shipping and installation charges, are paid in full. Seller shall have the right, at any time during the Term and without notice to Customer, to file in any state or local jurisdiction such financing statements (e.g., UCC-1 financing statements) as Seller deems necessary to perfect its purchase money security interest hereunder. Upon request by Seller, Customer hereby agrees to execute all documents necessary to secure Seller's purchase money security interest including UCC-1 or such other documents Seller deems reasonably necessary. Notwithstanding the foregoing obligation of Customer to execute such documents, Customer hereby irrevocably appoints Seller as its attorney-in-fact for purposes of executing and filing such financing statements and such other documents prepared by Seller or its designated agent for purposes of perfecting Seller's security interest hereunder.

        (b) In addition to any other remedy available to Seller as provided herein, by common law and by statute, Seller may exercise its right to reclaim all Products and Licensed Materials sold to Customer pursuant to UCC-2-702 or such other applicable provision as it may exist from state to state, upon discovery of Customer's insolvency, provided Seller demands in writing reclamation of such goods before ten (10) days after receipt of such goods by Customer, or if such ten (10) day period expires after the commencement of a bankruptcy case, before twenty (20) days after receipt of such goods by the Customer.

1.19    COMPLIANCE WITH LAWS:

        Performance under this Agreement shall be subject to all applicable laws, orders, and regulations of federal, state, and local governmental entities.

1.20    TAXES:

        Customer shall be liable for and shall reimburse Seller for all taxes and related charges, however designated (excluding franchise taxes, taxes on Seller's gross receipts, net income or similar taxes), imposed upon or arising from the provision of Services, or the transfer, sale, license, or use of Products, Licensed Materials, or other items provided by Seller. Taxes reimbursable under this paragraph shall be separately listed on the invoice.

        Seller shall not collect the otherwise applicable tax if the front of the purchase order indicates that the purchase is exempt from Seller's collection of such tax and a valid tax exemption certificate is furnished by Customer to Seller.

1.21    TRAINING:

        Customer will receive 200 person-days of training per year during the Term at no charge to Customer. Such training will consist of Seller's standard training for Customer's personnel in the planning for and the operation and maintenance of Products and Services provided hereunder. This free training may be used at Customer's discretion during each year, but Customer is not permitted to carry forward any unused training days from one year to the following year. Customer may, however, shift training days from a later year into an earlier year. Any additional training will be made available to Customer in accordance with Seller's published prices at Seller's training locations or as otherwise mutually agreed.

1.22    TERMINATION FOR CONVENIENCE:

        Customer may, upon written notice to Seller, terminate any purchase order or portion thereof, except with respect (i) to any purchase order for Systems, or (ii) to Products or Licensed Materials that have already been shipped and Services that have already been performed.

        For those Products and Licensed Materials not shipped but considered stock items, Customer agrees that it will pay Seller an order termination fee equal to one percent (1%) of the price or licensee fee for such items.

        For those Products and Licensed Materials not shipped and considered customized or non-stock items, Customer agrees to pay a termination fee based upon Seller's actual, reasonable incurred expenses (after adjustment for recoveries and/or salvage value, if any), including associated general and administrative expenses plus a reasonable profit.

        For Services in process, Customer agrees to pay for all Services rendered to date, plus Seller's actual, reasonable incurred expenses, plus a reasonable profit, for those Services ordered by Customer and subsequently terminated.

        Customer may issue "holds" on purchase orders or suspend performance under this Agreement, in whole or in part, with Seller's prior written consent and upon terms that will compensate Seller for any loss, damages, or expenses incurred.

1.23    CANCELLATION FOR BREACH:

        In the event Seller or Customer is in material breach or default of this Agreement or any purchase order placed hereunder and such breach or default continues for a period of forty-five (45) days after the receipt of written notice (and such additional time as may be agreed upon by the parties), then Seller or Customer shall have the right to cancel that part of any purchase order affected by the breach or default without any charge, obligation or liability, except for those items already delivered and installed. Notwithstanding anything in the foregoing to the contrary, in the event that Customer shall cancel a purchase order in part for failure of Seller to deliver items or perform Services in accordance with such purchase order, Customer shall be entitled to return additional items furnished under such purchase order to the extent they are unusable without such items as are subject to such cancellation. Both Parties shall cooperate in every reasonable way to facilitate the remedy of a breach or default hereunder within such forty-five (45) day period.

1.24    PATENTS, TRADEMARKS AND COPYRIGHTS:

(a) Seller will defend all suits against Customer alleging that any Products, Software or Service furnished hereunder infringes any United States patent, trademark, copyright, trade secret or other intellectual property right and will indemnify and hold Customer harmless against all damages and costs which by final judgment, settlement or award of arbitration may be assessed against Customer on account of such infringement; provided that Seller (i) shall have prompt written notice of all claims of such infringement and suit and full opportunity and authority to assume the sole defense of and to settle such suit, and (ii) shall be furnished upon Seller's request all information and assistance available to Customer for such defense. If any such item is, in any such suit, held to constitute infringement and the use of any such item is enjoined, Seller will, at its sole cost and expense, without adversely affecting the ability of the Customer's System to perform in accordance with the Specifications, including those respecting service received by subscribers, billing, administration and maintenance, at its option, either procure for Customer the right to continue using such item; or replace it with a suitable non-infringing item; or modify it so it becomes non-infringing; or, with consent of Customer, remove the item and refund the purchase prices less a reasonable allowance for use, damage and obsolescence, provided, however, that if the removal of the enjoined item renders the Customer's System inoperable, or adversely affects the ability of the Customer's System to perform in accordance with the Specifications, including those respecting service received by subscribers, billing, administration and maintenance, Seller shall also remove the Customer's System and refund to Customer the amount paid therefor less a reasonable amount for use, damage and obsolescence. With regard to any item set forth in Attachment D (the Indicia as defined in Article 5 of Attachment D), is held to constitute an infringement and the use of any such item is enjoined, Seller will at its sole cost and expense either:

          i.) replace the Indicia with a non-infringement one;
          ii.) procure for Buyer the right to continue using sand Indicia iii.) modify the Indicia so that it becomes non-infringing; or, iv.) remove the Indicia.

          In exercising any of its options under this Section 1.24 Seller shall minimize disruption of Customer's use of the System and shall consult with Customer to minimize such disruption prior to taking any actions under this
Section 1.24.

(b) No undertaking of Seller under this clause shall extend to any such alleged infringement or violation to the extent that it: (1) arises from adherence to design modifications, specifications, drawings, or written instructions which Seller is directed by Customer to follow, but only if such alleged infringement or violation does not reside in corresponding commercial Product or Licensed Material of Seller's design or selection; or (2) arises from adherence to instructions to apply Customer's trademark, trade name, or other company identification; or (3) resides in a Product or Licensed Material which is not of Seller's origin and which is furnished by Customer to Seller for use under this Agreement; or (4) relates to uses of Products or Licensed Materials provided by Seller in combinations with other Products or Licensed Materials, furnished either by Seller or others, which combination was not installed, recommended or otherwise approved by Seller. In the foregoing cases numbered (1) through (4), Customer will defend and save Seller harmless, subject to the same terms and conditions and exceptions stated above with respect to the Seller's rights and obligations under this clause.

(c) The liability of Seller and Customer with respect to any and all claims, actions, proceedings, or suits by third parties alleging infringement of patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this
Section 1.24 and shall not be governed by the Section entitled CUSTOMER'S REMEDIES.

1.25    USE OF INFORMATION:

        All Information shall remain the property of the furnishing Party. The furnishing Party grants the receiving Party the right to use such Information only as follows. Such Information (1) shall not be reproduced or copied, in whole or part, except for use as authorized or contemplated in this Agreement; and (2) shall, together with any full or partial copies thereof, be returned or destroyed when no longer needed. Moreover, when Seller is the receiving Party, Seller shall use such Information only for the purpose of performing under this Agreement, and when Customer is the receiving Party, Customer shall use such Information only (1) to order, (2) to evaluate Products, Licensed Materials or Services, or (3) to install, use, operate, and maintain the particular Products or Licensed Materials for which it was originally furnished. Unless the furnishing Party consents in writing, such Information, except for that part, if any, which is known to the receiving party free of any confidential obligation, or which becomes generally known to the public through acts not attributable to the receiving Party, shall be held in confidence by the receiving Party. The receiving Party may disclose such Information to other persons, upon the furnishing Party's prior written authorization, but solely to perform acts which this clause expressly authorizes the receiving Party to perform itself and further provided such other person agrees in writing (a copy of which writing will be provided to the furnishing party at its request) to the same conditions respecting use of Information contained in this clause and to any other reasonable conditions requested by the furnishing Party.

        Nothing in this Section 1.25 shall preclude or prohibit a receiving Party from disclosing any Information if such disclosure is required by law, rule or regulation or ordered by a court or governmental agency of competent jurisdiction, provided that such receiving Party shall promptly notify the furnishing Party, so that the furnishing Party may have an opportunity to seek a protective order or other appropriate remedy that will permit the receiving

Party to avoid such disclosure. In the event that such protective order or other remedy is not obtained, the receiving Party will disclose only that portion of the Information as it is obligated to disclose pursuant to such order, and will use commercially reasonable efforts to obtain assurances that confidential treatment will be accorded to any Information so disclosed.

        The term "Information" as used in this Section 1.25 does not include Software (whether or not embodied in Firmware) or Related Documentation. The use of Software and Related Documentation is governed by Article III of this Agreement. Restrictions on each Party's use or disclosure of Information shall not apply to Information that the receiving Party can demonstrate: (a) was independently developed by or for the receiving party without reference to the Information, or was received without restrictions; or (b) has become generally available to the public without breach of confidentiality obligations of the receiving Party; or (c) was in the receiving Party's possession without restriction or was known by the receiving Party without restriction at the time of disclosure; or (d) is the subject of a subpoena or other legal or administrative demand for disclosure; provided, however, that the receiving Party has given the disclosing Party prompt notice of such demand for disclosure and the receiving Party reasonably cooperates with the disclosing Party's efforts to secure an appropriate protective order.

1.26    NOTICES:

        All notices under this Agreement shall be in writing (except where otherwise stated) and shall be addressed to the addresses set forth below or to such other address as either Party may designate by notice pursuant hereto. Such notices shall be deemed to have been given when received.

 Seller: Lucent Technologies Inc.       Customer: Western Wireless Corporation
         4851 LBJ Freeway, Suite 900              3650 131st  Avenue SE
         Dallas, TX 75244                         Suite #400
         Attn: Contract Manager                   Bellevue, Washington  98006
         Fax: 972-858-4798                        Attn: VP - Engineering

Copy to: Lucent Technologies Inc.      Copies to: Western Wireless Corporation
         5 Wood Hollow Road                       3650 131st Avenue SE
         Room 2J11                                Suite #400
         Parsippany, NJ  07054                    Attn: General Counsel
         Attn: Corporate Counsel                  Bellevue, Washington 98006
         Fax: (973) 581-3454
                                                  Friedman, Kaplan & Seiler LLP
                                                  875 Third Avenue
                                                  New York, NY 10022
                                                  Attn: Barry A. Adelman, Esq.

1.27    RIGHT OF ACCESS:

        Each Party shall provide the other access to its facilities reasonably required in connection with the performance of the respective obligations under this Agreement. No charge shall be made for such access. Reasonable prior notification will be given when access is required. Neither Party shall require releases of any personal rights in connection with visits to its premises.

1.28    INDEPENDENT CONTRACTOR:

        All work performed by one Party under this Agreement shall be performed as an independent contractor and not as an agent of the other Party and no persons furnished by the performing Party shall be considered the employees or agents of the other. The performing Party shall be responsible for its employees' compliance with all laws, rules, and regulations while performing work under this Agreement.

1.29    CUSTOMER'S REMEDIES:

(a) Customer's exclusive remedies and the entire liability of Seller and its Affiliates and their respective employees and agents for any claim, loss, damage, or expense of Customer or any other entity arising out of this Agreement, or the use or performance of any Product, Licensed Material, or Service, whether in an action for or arising out of breach of contract, tort, including negligence indemnity, or strict liability shall be as follows:

        (1) For infringement--the remedy set forth in the "PATENTS, TRADEMARKS, AND COPYRIGHTS" clause;

        (2) For the performance of Products, Turnkey Items, Software, Services, and Turnkey Services or claims that they do not conform to a warranty--the remedy set forth in the applicable "WARRANTY" clause;

        (3) For tangible property damage and personal injury caused by Seller's negligence--the amount of direct damage;

        (4) For everything other than as set forth above--the amount of direct damages not to exceed [ * ] per claim.

(b) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, OTHER THAN SUBSECTION (a) ABOVE AND ANY OTHER EXPRESS REMEDY SET FORTH IN THIS AGREEMENT, NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES, ITS EMPLOYEES OR AGENTS SHALL BE LIABLE FOR INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGE OR LOST PROFITS, REVENUES OR SAVINGS ARISING OUT OF THIS AGREEMENT, OR THE USE OR PERFORMANCE OF ANY PRODUCT, LICENSED MATERIALS, TURNKEY ITEMS, SERVICES, TURNKEY SERVICES, OR OTHER ITEMS WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, TORT, INCLUDING NEGLIGENCE, OR STRICT LIABILITY. THIS CLAUSE 1.28(b) SHALL SURVIVE FAILURE OF AN EXCLUSIVE OR LIMITED REMEDY.

(c) Customer shall give Seller prompt notice of any claim. Any action or proceeding against Seller must be brought within the earlier of twenty-four (24) months after the Customer has knowledge of the existence of a cause of action or the end of the applicable period for limitation of actions.

1.30    FORCE MAJEURE:

        Except with respect to Customer's obligation to make timely payments under this Agreement, neither party shall be held responsible for any delay or failure in performance to the extent that such delay or failure is caused by a Force Majeure. In the event of a Force Majeure, the Party affected, upon giving prompt written notice to the other Party, shall be excused from such performance on a day-for-day basis to the extent of such prevention,

[ * ]   Confidential portions omitted and supplied separately to the Securities and Exchange Commission.

restriction, or interference (and the other Party shall be excused from performance of its obligations on a day-for-day basis to the extent such Party's obligations relate to the performance so prevented, restricted or interfered with); provided that the Party so affected shall use commercially reasonable efforts to avoid or remove such causes of non-performance and both Parties shall proceed to perform their obligations with dispatch whenever such causes are removed or cease. Notwithstanding the foregoing, in the event that Seller experiences a breakdown, labor dispute or embargo with respect to a particular Seller facility, Seller shall use commercially reasonable efforts to have the Products or Licensed Materials affected by such breakdown, labor dispute or embargo manufactured at another Seller facility.

1.31    ASSIGNMENT:

        Except as provided in this Section 1.31, neither Party shall assign this Agreement or any right or interest under this Agreement, nor delegate any work or obligation to be performed under this Agreement (an "assignment") without the other party's prior written consent, which consent will not be unreasonably withheld or delayed. Any attempted assignment in contravention of this shall be void and ineffective. Nothing shall preclude a Party from employing a subcontractor in carrying out its obligations under this Agreement. A Party's use of such subcontractor shall not release the Party from its obligations under this Agreement.

        Upon the acceptance by Seller of any assignment by Customer pursuant to this Section 1.31 and assumption of the duties under this Agreement by the assignee and the payment in full of all amounts due and owing under this Agreement, Customer shall be released and discharged, to the extent of the assignment, from all further duties under this Agreement.

        Customer has the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement, in whole or in part, at any time and without Seller's consent, to (1) any corporation resulting from any merger, consolidation or other reorganization to which Customer is a party; (2) any corporation, partnership, association, or other person to which Customer may transfer all or substantially all of the assets or business of Customer existing at such time, or (3) any entity which controls or is controlled by Customer, provided that the assignee (a) has the same credit worthiness as Customer, (b) has not in the past materially breached other agreements with Seller, and (c) is not a direct competitor of Seller in the wireless telecommunications business.

        Seller has the right to assign this Agreement and to assign its rights and delegate its duties under this Agreement, in whole or in part, at any time and without Customer's consent, to any present or future Subsidiary of Seller, or to any combination of the foregoing. Seller shall give Customer prompt written notice of such assignment.

        Any assignment by Seller pursuant to this Clause shall not relieve Seller from any obligations or duties under this Agreement unless Customer, upon being assured as to the financial viability of Seller's assignee, consents to Seller being released and discharged, such consent not to be unreasonably withheld by Customer.

        For purposes of this Section 1.30, the term "Agreement" includes this Agreement, any subordinate contract entered into in connection with or as contemplated by this Agreement and any purchase order placed under such Agreement or subordinate contract.

1.32    PUBLICITY:

          Each Party shall submit to the other proposed copy of all Advertising wherein the name, trademark, code, specification or service mark of the other Party or its Affiliates is mentioned or utilized in any manner whatsoever, and neither Party shall publish or use such Advertising without the other's prior written approval. Such approval shall be granted as promptly as possible (usually within ten (10) days), and may be withheld only for good cause. The Parties acknowledge that the obtaining of prior written approval for each such use may be an administrative burden. At the request of either Party, Customer and Seller will establish mutually acceptable written guidelines that will constitute pre-authorization for the uses specified therein. Such guidelines shall be subject to change from time to time at the reasonable request of either Party.

1.33    APPLICABLE LAW:

          The construction and interpretation of, and the rights and obligations of the parties pursuant to this Agreement, shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law.

1.34    SURVIVAL OF OBLIGATIONS:

        The parties' rights and obligations which, by their nature, would continue beyond the termination, cancellation, or expiration of this Agreement, shall survive such termination, cancellation, or expiration.

1.35    SEVERABILITY:

        If any provision in this Agreement shall be held to be invalid or unenforceable then such provision shall be construed so as to render it enforceable, to the extent feasible. If no such construction is feasible, such provision shall be severed from this Agreement and, the remaining portions shall remain in effect. In the event such invalid or unenforceable provision is considered an essential element of this Agreement, the parties shall promptly negotiate a replacement provision.

1.36    NON-WAIVER:

        No waiver of the terms and conditions of this Agreement, or the failure of either Party strictly to enforce any such term or condition on one or more occasions shall be construed as a waiver of the same or of any other term or condition of this Agreement on any other occasion.

1.37    CUSTOMER RESPONSIBILITY

        Each Party, at no charge to the other Party, shall provide such other Party with such electrical and environmental conditions, technical information, data, technical support, or assistance as may reasonably be required by such Party to fulfill its obligations under this Agreement, any subordinate agreement, or purchase order. If either Party fails to provide the required conditions, information, data, support, or assistance, the other Party shall be discharged from any such obligation.

1.38    PUBLICATION OF AGREEMENT

        The Parties shall keep the provisions of this Agreement and any purchase order submitted hereunder confidential except (i) as reasonably necessary for performance hereunder, (ii) to their respective lenders, accountants and legal counsel, and (iii) except to the extent disclosure may be required by applicable laws or regulations, in which latter case, the Party required to make such disclosure shall promptly inform the other prior to such disclosure in sufficient time to enable such other Party to make known any objections it may have to such disclosure. Such other Party shall have the right to seek a protective order to assure that such information will be withheld from the public record. The Party required to make the disclosure shall, upon request of the other Party and at such other Party's expense, provide reasonable assistance in obtaining such protective order.

1.39    ARBITRATION:

        Any dispute regarding any right, obligation, duty or liability arising out of the provisions of this Agreement, shall be referred upon written demand by either party within sixty (60) days, to the Intercompany Review Board (the "Board").

        The Board shall be a standing committee composed of two members each from Seller and Customer. Each Party shall notify the other of the name, title and address of its representatives appointed to the Board.

        Upon resignation or retirement of any member from the Board, or replacement of any member of the Board, the Party which placed the member on the Board shall immediately notify the other of the name, title, and address of that member's replacement. Any reference herein to the Board, or members of the Board, shall include the above designees of the members.

        Upon referral of any dispute to the Board, the members of the Board may meet in person or by telephone, or confer by any other means to resolve the dispute. A formal resolution from the Board must be in writing and signed by all four members.

        If a controversy referred to the Board is not resolved within sixty (60) days of such referral, either Party may request initiation of mediation of the controversy under the Commercial Mediation Rules of the American Arbitration Association. A Party receiving such request shall not be required to consent to mediation, but each Party hereby represents that it will be its policy to act in good faith and genuinely to consider mediation.

        If the controversy has not been resolved within sixty (60) days of the initiation of mediation, or if the notified party is not willing to engage in mediation, which may be inferred by the notifying party if the notified party's written concurrence is not received within thirty (30) days, such controversy shall be resolved by arbitration pursuant to this Section 1.39 and the then current rules, and under supervision of, the American Arbitration Association ("AAA"). The duty to arbitrate shall extend to any officer, employee, agent, Affiliate or Subsidiary making or defending any claim which would otherwise be arbitrable hereunder. The arbitration shall be held in New York City before a single arbitrator who is knowledgeable in commercial business transactions and wireless communications and who is reasonably acceptable to both Parties. If the Parties are unable to agree upon an arbitrator within thirty (30) days, the arbitrator shall be selected by the President of the AAA. The arbitrator's decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws.

        Each Party shall bear its own attorney's fees associated with any mediation or arbitration instituted hereunder and other costs shall be borne as provided by the applicable rules of the American Arbitration Association; provided, however, if court proceedings to stay litigation or compel arbitration are necessary, the Party who unsuccessfully opposes such proceedings shall pay all associated costs, expenses and attorney's fees which are reasonably incurred by the other Party.

        The procedures specified in this Section 1.39 shall be the sole and exclusive procedures for the resolution of disputes between the Parties arising out of or relating to this Agreement; provided, however, nothing herein shall be deemed to require arbitration of matters deemed not arbitrable under federal law, or to prohibit a Party from seeking a preliminary injunction or other preliminary judicial relief if in such Party's judgment such action is necessary to avoid irreparable damage. Despite any such action, the Parties will continue to participate in good faith in the procedures specified herein. All applicable statutes of limitation shall be tolled while the procedures specified in this clause are pending, and nothing herein shall be deemed to bar any Party from taking such action as may be required to effectuate such tolling.

        Except as provided expressly in this Section 1.39, nothing in this Agreement shall in any way affect or limit the rights of the Parties to pursue remedies at law or in equity.

1. 40   DUTIES OF GOOD FAITH

        Seller acknowledges that Customer, in entering into this Agreement, has relied on the good will and trust that Seller has assured Customer that Seller deserves. Customer acknowledges that Seller, in entering into this Agreement, has relied on the good will and trust that Customer has assured Seller that Customer deserves. Customer and Seller accordingly agree to discharge all of their obligations and exercise all judgments and action hereunder in utmost good faith and in such a fashion as will minimize costs and losses to Customer or Seller.

                                  2. ARTICLE II

                PROVISIONS APPLICABLE TO THE PURCHASE OF PRODUCTS

2.1     GENERAL:

        The provisions of this Article II shall be applicable to the purchase of Products from Seller. If Software is also to be licensed for use on a purchased Product, or if a Product is also to be engineered or installed by Seller, the provisions of Articles III and IV shall also be applicable.

2.2     PRODUCT AVAILABILITY:

        Seller shall notify Customer, usually at least one (1) year, before Seller discontinues accepting orders for a Seller's Manufactured Product sold under this Agreement. Upon receipt of such notice with respect to a Product, Customer shall have the right to place purchase orders for its reasonably anticipated future needs for such Product. Where Seller offers a functionally equivalent Product (which Product shall be the same in Form, Fit and Function) for sale, the notification period may vary.

2.3     DOCUMENTATION/DRAWINGS:

        For each new swapout market where the Customer pays for cell site engineering, Seller will provide, at no additional charge, the following: (a) One (1) set of CD/ROM and one set of paper documentation at the MSC site, (b) One (1) Autoplex CD/ROM per technician based on one technician for each 15 cells, and (c) One (1) set of drawings per cell site, as identified by the 183 or equivalent engineered specifications. Such documentation will be that customarily provided by Seller to its Customers at no additional charge and shall be sufficient to acquaint Customer's personnel with the System, Products and Software provided hereunder and enable Customer to specify, order, operate and maintain such Products and Software. Such documentation shall be provided prior to, with, or shortly after the shipment of the Products from Seller to Customer. Additional copies of the documentation are available at prices set forth in the Customer Price List.

2.4     PRODUCT COMPLIANCES:

        Seller represents that a Product furnished hereunder shall comply, to the extent required, with applicable federal and state laws, rules and regulations pertaining to the Products, including the requirements of Part 22 of the Federal Communication Commission's Rules and Regulations pertaining to cellular radio in effect upon delivery of such Product. In addition, Seller represents that a Product furnished hereunder shall comply, to the extent required, with the requirements of Subpart J of Part 15 of the Federal Communication Commission's Rule and Regulations in effect upon delivery of such Product, including those sections concerning the labeling of such Product and the suppression of radio frequency and electromagnetic radiation to specified levels. Seller makes no undertaking with respect to harmful interference caused by (i) installation, repair, modification or change of Products or Software by other than Seller, Seller's agents or employees or subcontractors; (ii) Products being subjected to misuse, neglect, accident or abuse by other than Seller, Seller's agents or employees or subcontractors; (iii) Products or Software being used in a manner not in accordance with operating instructions or in a suitable installation environment.

        Seller assumes no responsibility under this Section 2.4 for items supplied by Customer, including antennas, power equipment and batteries. Type acceptance or certification of such items shall be the sole responsibility of Customer.

2.5     PRODUCT CHANGES:

        Prior to the shipment of a Product, Seller may at any time make changes in a Product furnished pursuant to this Agreement, or modify the drawings and Specifications relating thereto (subject to the definition of "Specifications"), or substitute Products of later design to fill a purchase order, provided the changes, modifications, or substitutions under normal and proper use do not impact upon the Form, Fit, or Function of an ordered Product as identified in the Specifications and do not adversely impact the ability of the Product or System as a whole to operate in accordance with those Specifications.

        Seller shall notify Customer of all changes to Products which, in Seller's determination, are required to remedy a non-conformance to Seller's applicable Specifications, to correct design defects that are of type that result in inoperative electrical or mechanical conditions or an extremely unsatisfactory operating condition, or which are recommended to enhance safety.

        If Seller has furnished and installed a Product which is subject to such a change, Seller will implement such change, at its expense, if it is announced within fifteen (15) years from the date of shipment of that Product, by, at its option, either (1) modifying the Product at Customer's site; (2) modifying the Product which Customer has returned to Seller in accordance with Seller's instructions; or (3) replacing the Product requiring the change with a replacement Product for which such change has already been implemented. However, if Seller has not engineered the original Product application and, accordingly, office records are not readily available to Seller, Seller will provide the generic change information and associated parts for Customer's use in applying such change. If Seller has not installed such Product, Seller, will, at its expense, furnish the parts and documentation necessary to implement such change if it is announced within fifteen (15) years from the date of shipment of that Product. Customer may notify Seller of any problems which it considers fall within the categories described above. If Customer does not make or permit Seller to make the change as stated above within one (1) year from the date of change notification, subsequent repairs or replacements under this Section 2.5 and under Section 2.9, "PRODUCT WARRANTY", may, at Seller's option, be billed to Customer.

2.6     CONTINUING PRODUCT SUPPORT - PARTS AND SERVICES:

        In addition to repairs provided for under the Product Warranty, Seller offers repair Services and Repair Parts in accordance with Seller's repair Services and Repair Parts practices and terms and conditions in effect as of the Effective Date, for Seller's Manufactured Products furnished pursuant to this Agreement. Such repair Services and Repair Parts shall be available while Seller is manufacturing or stocking such Products or Repair Parts, but in no event less than five (5) years after such Product's discontinued availability effective date. Seller may use either new, remanufactured, reconditioned, refurbished, or functionally equivalent Products or parts in the furnishing of repairs or replacements under this Agreement.

        Seller will give Customer reasonable notice of its intention to discontinue manufacture of such Repair Parts so that Customer may order additional parts for inclusion in its inventory, provided that nothing in this sentence shall limit Seller's obligation under this Section 2.6 or Section 2.2. In addition, when Seller ceases to supply such parts and a functional equivalent has not been designated, it will attempt to locate another source of supply for Customer. If no other source of supply is available, then Seller shall provide Customer with nonexclusive, royalty-free, perpetual licenses to use intellectual property and Product manufacturing information, to the extent Seller can grant such licenses, so that Customer will have sufficient information to obtain functionally equivalent parts from other sources.

2.7     SPECIFICATIONS:

        Upon request, Seller shall provide to Customer, at no charge, one (1) copy of Seller's Specifications applicable to Products orderable hereunder. Additional copies are available at the applicable price in the Customer Price List. Such Specifications, together with all Products and Software and all applicable training documentation, are all that is necessary to operate or maintain the System, Products and Software.

2.8     CUSTOMER TECHNICAL SUPPORT:

        Seller provides Customer Technical Support for the AUTOPLEX Cellular System through the Customer Technical Support Organization (CTSO). The Cellular CTSO is available 24 hours per day 365 days a year and is solely dedicated to the Seller's cellular infrastructure product line. The Cellular CTSO provides diagnostic center support, performance measurement and system engineering services. Customer Technical Support is currently provided at no cost to the Customer. Seller agrees that during the Term it shall not commence to charge Customer for such Services unless it generally commences to charge other customers of Seller in comparable circumstances. Special, unusual or customized services may be billable, depending upon the nature of the request.

2.9     PRODUCT WARRANTY:

(a)     Seller warrants to Customer during the Warranty Period that:

          (i) As of the date title to Products passes to Customer, Seller will have the right to sell, transfer, and assign such Products and the title conveyed by Seller shall be good and valid;

         (ii) Seller's Manufactured Products will be free from defects in material and workmanship, and will conform to and perform in accordance with the Specifications, or any other agreed-upon specifications referenced in the purchase order for such Product; and

        (iii) With respect to Vendor Items, Seller, to the extent permitted, does hereby assign to Customer the warranties given to Seller by its vendor of such Vendor Items. Such assignment will be effective on the date of shipment of such Vendor Items. With respect to Vendor Items recommended by Seller in the Specifications for which the vendor's warranty cannot be assigned to Customer, or if assigned, less than sixty (60) days remain of the vendor's warranty at the time of assignment, Seller warrants for sixty (60) days from the date of shipment or, if installed by Seller, on acceptance by Customer or thirty (30) days from the date Seller submits its notice of completion of its installation whichever is sooner, that such Vendor's Items will be free from defects in material and workmanship. Upon written request of Customer, Seller shall identify those items in its Customer Price Lists that are Vendor Items.

(b) The Warranty Periods listed below are applicable to Seller's Manufactured Products furnished pursuant to this Agreement, unless otherwise stated:

                                                                          Repaired or
                    Class of                                New           Replacement
                    Product                               Product*     Product or Part**
                    -------                               --------     -----------------
    Cellular Radio Tele-communications Systems
    & Cell Sites                                          24 Months         6 Months
    Transmission Systems                                  24 Months         6 Months
    Other Products                                        24 Months         6 Months

     * Refer to the SOFTWARE WARRANTY CLAUSE for associated Software warranties.

    ** The Warranty Period for a repaired Product or part thereof repaired under or for a replacement Product of Part thereof furnished in lieu of repair under this Warranty is the period listed or the unexpired term of the new Product Warranty Period, whichever is longer.

Notwithstanding anything in this Agreement to the contrary, Customer's use of any Product In Revenue Service or to provide training or hands-on experience to Customer's personnel shall, if prior to Seller's notice of installation completion, commence the applicable Warranty Period; provided, however, this provision shall not apply to training provided by Seller nor to the extent that Customer's personnel merely familiarize themselves with the Systems without actual operation of the Products.

(c) Notwithstanding the foregoing, any cellular Products purchased directly from Seller under the Existing Contract, which Products were shipped 3 years or less prior to the Amended Effective Date, shall have its warranty extended for an additional year.

(d) If under normal and proper use, a defect or nonconformity appears in a Product during the applicable Warranty Period and Customer promptly notifies Seller and confirms such notice in writing of such defect or nonconformity and follows Seller's instructions regarding return of the defective or non-conforming item, Seller, at its option, will either repair or replace the same without charge at its manufacturing or repair facility or provide a refund or credit based on the original purchase price; provided, however, that Seller's option to provide a refund or credit shall not apply to those defects which materially affect (i) the Product's and System's ability to deliver a service to the end users or (ii) the billing, administration or maintenance capabilities of such System. If a defect or non-conformity is in a Seller's Manufactured Product developed by Seller or purchased by Seller pursuant to Seller's procurement specifications and installed by Seller and Seller ascertains in its reasonable judgment that the Product is repairable but not readily returnable for repair, the repairs or replacements shall be made at Customer's site. No Product will be accepted for repair or replacement without the written authorization of and in accordance with instructions of Seller. Transportation expenses associated with returns to Seller shall be borne by Customer. Seller shall pay the costs of transportation of the repaired or replaced item to the destination designated by Customer (within the Territory). If Seller determines that a returned item is not defective, Customer shall pay Seller all costs of handling, inspecting, testing and transportation. In repairing or replacing any Product or part of a Product under this warranty, Seller may use reconditioned or refurbished parts. Replaced Products or parts shall become Seller's property.

(e) If Customer and Seller have a disagreement as to whether or not a problem is a defect or nonconformity covered by this warranty, Seller agrees to correct the problem and bill Customer for the corrective action under the Section entitled INVOICES AND TERMS OF PAYMENT. Seller will segregate such bills. Such disputed warranty claims will be subject to resolution in accordance with the Section entitled DISPUTE RESOLUTION, and if resolved in Customer's favor, Seller agrees to credit Customer for the costs of corrective action covered by warranty.

(f) Seller makes no warranty with respect to defective conditions or non-conformities caused by Products being (i) subjected to misuse, neglect, accident or abuse by anyone other than Seller or its subcontractors, employees or agents; (ii) improperly wired, repaired or altered by anyone other than Seller or its subcontractors, employees or agents; (iii) improperly installed, stored or maintained by anyone other than Seller or its subcontractors, employees or agents; or (iv) used in a manner not in accordance with Specifications or written operating instructions.

(g) If as a result of a defect or non-conformity covered by this warranty, Customer is not able to offer services to its subscribers, billing, administration or maintenance in accordance with the Specifications, Seller shall at its sole cost and expense repair or correct the problem or replace the defective Product and ship any required replacement Product (or components thereof) to Customer as promptly as possible. If such repair, replacement, or installation of replacement Product requires the services of Seller's service personnel at Customer's sites, Seller shall, at its sole cost and expense, dispatch such service personnel as are required to correct such problem immediately upon being notified thereof by Customer.

THE FOREGOING PRODUCT WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO REPAIR, REPLACE, CREDIT OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.

                                 3. ARTICLE III

               PROVISIONS APPLICABLE TO THE LICENSING OF SOFTWARE

3.1     GENERAL:

        The provisions of this Article apply to the granting of licenses pursuant to this Agreement by Seller to Customer for Licensed Materials.

3.2     LICENSE:

        Upon delivery of Licensed Materials, but subject to payment of all applicable license fees including the Annual Release Maintenance Fee, Seller grants to Customer a personal, nontransferable (except as otherwise permitted pursuant to this Agreement), and nonexclusive license pursuant to this Agreement to use Licensed Materials in the Territory with the Designated Processor (or temporarily on any comparable replacement, if the Designated Processor becomes inoperative, until the Designated Processor is restored to operational status) or with Seller's equipment owned by a Related Operator. Customer shall use Licensed Materials only for its own internal business operation or for those of a Related Operator.

        Except as provided herein, this license grants Customer no right to, and Customer will not, sublicense such Licensed Materials, or modify, decompile, or disassemble Software furnished as object code to generate corresponding Source Code.

3.3     TITLE, RESTRICTIONS AND CONFIDENTIALITY:

        All Licensed Materials (whether or not part of Firmware) furnished by Seller, and all copies thereof made by Customer, including translations, compilations, and partial copies are the property of Seller.

        Except for any part of such Licensed Materials which is or becomes generally known to the public through acts not attributable to Customer, Customer shall hold such Licensed Materials in confidence, and shall not, without Seller's prior written consent, disclose, provide, or otherwise make available, in whole or in part, any Licensed Materials to anyone, except to its employees having a need- to-know. Customer shall not copy Software embodied in Firmware. Customer shall not make any copies of any other Licensed Materials except as necessary in connection with the rights granted hereunder. Customer shall reproduce and include any Seller copyright and proprietary notice on all such necessary copies of the Licensed Materials. Customer shall also mark all media containing such copies with a warning that the Licensed Materials are subject to restrictions contained in an agreement between Seller and Customer and that such Licensed Materials are the property of Seller. Customer shall maintain records of the number and location of all copies of the Licensed Materials.

        Customer shall take appropriate action, by instruction, agreement, or otherwise, with the persons permitted access to the Licensed Materials so as to enable Customer to satisfy its obligations under this Agreement.

        When the Licensed Materials are no longer needed by Customer, or if Customer's license is canceled or terminated, Customer shall return all copies of such Licensed Materials to Seller or follow written disposition instructions provided by Seller.

3.4     CHANGES IN LICENSED MATERIALS:

        Seller may substitute modified Licensed Materials to fill a purchase order, provided the modifications, under normal and proper Use, do not materially adversely affect the Use, Function, or performance of the ordered Licensed Materials. Unless otherwise agreed, such substitution shall not result in any additional charges to Customer with respect to licenses for which Seller has quoted fees to Customer.

3.5     SOFTWARE MODIFICATION REQUESTS:

        Seller will evaluate any request by Customer that the Software provided under this Agreement be modified or enhanced. At the conclusion of such evaluation, Seller will advise Customer as to the feasibility of developing the requested modification or enhancement. Should the request be feasible and if Seller has the resources available to commit to the development, Seller will provide Customer with a price estimate, availability date, and other pertinent information. Other terms and conditions for any such modification or enhancement shall be agreed upon prior to the commencement of work on the modification or enhancement.

3.6     MODIFICATION BY CUSTOMER:

        Unless otherwise agreed, Customer is not granted any right to modify Software furnished by Seller under this Agreement.

3.7     RELATED DOCUMENTATION:

        Seller shall furnish to Customer, at no additional charge, one copy of the Related Documentation for Software furnished by Seller pursuant to this Agreement. Such Related Documentation will be that customarily provided by Seller to its Customers at no additional charge. Such Related Documentation shall be provided prior to, with, or shortly after provision of Software by Seller to Customer. Additional copies of the Related Documentation are available at prices set forth in the Customer Price List. The Related Documentation shall be all of the documentation required for Customer to be able to fully use, operate and maintain the Software.

3.8     SOFTWARE WARRANTY:

(a)     Seller warrants to Customer that:

         (i) The Software delivered by Seller hereunder will, during the Warranty Period described below, be free from those defects which materially affect performance in accordance with the Specifications and Seller further warrants that it has the right to grant the licenses to Use Software it grants under this Agreement; and

        (ii) With respect to Software not covered in paragraph (a), sub-paragraph (i), Seller to the extent permitted, does hereby assign to Customer the warranties given to Seller by its supplier of such Software.

(b) The Warranty Periods listed below are applicable to Software developed by Seller or developed in accordance with Seller's Specifications, the Related Documentation developed by Seller and associated with such Software, and the medium on which such Software is recorded, unless otherwise stated.

                    Software                                  Warranty Period
                    --------                                  ---------------
      - Network Wireless Systems (including OMP Software
        and other Quality Management Tools), including
        Software Updates                                         24 Months
      - Transmission Systems (for D4 Systems)                    24 Months
      - All Other                                                 3 Months

          The Warranty Period for media and Related Documentation shall commence on the same date as commences the Warranty Period for their associated Software. The Warranty Period for Software shall extend twenty-four (24) months from the later of the date of payment by Customer of Seller's Annual Release Maintenance Fee or the implementation of Software furnished pursuant to such program, so long as Customer continues promptly to implement such Software so furnished. If Customer fails to promptly implement any Software furnished by Seller, the twenty-four (24) month Warranty Period for the Software shall continue to run from the later of the date of payment of the last consecutive Annual Release Maintenance Fee or the last consecutive Software Update implemented by Customer and shall terminate at the end of such period.

(c) The provisions of Section 2.9(c)-(f) are incorporated herein and shall apply to any warranty claim by Customer during the Warranty Period with respect to the Software.

THE FOREGOING SOFTWARE WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO CORRECT, REPLACE, CREDIT, OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.

3.9     TAXES APPLICABLE TO SOFTWARE:

        Notwithstanding clause TAXES in Article I of this Agreement, Seller shall not bill, collect, or remit any state or local sales or use tax with respect to the license of Software under this Agreement, or with respect to the performance of Services related to such Software, which Customer represents to Seller is not properly due under Customer's interpretation of the law of the taxing jurisdiction, if (1) Customer submits to Seller a written explanation of the authorities upon which Customer bases its position that the license or performance of Services is not subject to sales or use tax, and (2) Seller agrees that there is authority for Customer's position, provided, however, that Customer shall hold Seller harmless for all costs and expenses (including, but not limited to, taxes and related charges payable under clause TAXES, and attorney's fees) arising from the assertion by a taxing authority that the license of, or the performance of Services with respect to, the Software was subject to state or local sales or use tax.

3.10    LIMITED TRANSFERABILITY:

(a) Where Customer elects to transfer cell sites and MSC Products and related power and transmission Products furnished under this Agreement to a third party, and where such Products will remain in place and operational for the purpose of continuing to provide wireless telecommunications service in the area for which such Products were installed, or where Customer elects to transfer Products to an Affiliate for reuse within the Territory, Customer may transfer its right to Use the Licensed Materials, including Software, furnished under this Agreement for Use with such Products without the payment of any additional Software right-to-use fee(s) by the transferee, except where feature or size sensitive units are a factor, but only under the following conditions:

        (i) The right to use such Licensed Materials may be transferred only together with the Products with which Customer has a right to use such Licensed Materials, and such right to use the Licensed Materials shall continue to be limited to use with such Products;

        (ii) Before any such Licensed Materials shall be transferred, Customer shall notify Seller of such transfer and the transferee shall have agreed in writing (a copy of which will be provided to Seller) to keep the Licensed Materials in confidence and to corresponding conditions respecting use of Licensed Materials as those imposed on Customer in this Agreement; and

        (iii) The transferee shall have the same right to Software warranty and Software maintenance for such software as the transferor, provided the transferee continues to pay the fees, including the Annual Release Maintenance Fee associated with such Licensed Materials or maintenance.

(b) Except as provided in Section 3.10 subsection (a) immediately preceding, and except as may otherwise in this Agreement be provided expressly, Customer shall have no right to transfer Licensed Materials furnished by Seller under this Agreement without the consent of Seller, which consent shall not be unreasonably withheld or delayed. If Customer elects to transfer a Product purchased under this Agreement for which it does not under this Agreement have the right to transfer the related Licensed Materials, Seller agrees that upon written request of the transferee of such Product, or of Customer, Seller shall not without reasonable cause fail to grant the transferee a license to use such Licensed Materials with the Products upon Seller's then standard license terms and conditions, including license fees.

3.11    AVAILABILITY AND SUPPORT OF SOFTWARE FEATURES/UPDATES:

Seller agrees to make available to Customer, at Seller's Standard Charges (except as noted in Section 1.4) therefore those additional Software features applicable to the Systems and other Products purchased under this Agreement which are developed by Seller, which Seller has a right to and has elected to license to others and which Seller has licensed to another cellular mobile carrier.

        Seller shall offer to Customer at Seller's prices quoted in the then current Customer Price List, an Annual Release Maintenance Fee program for MSC and cell site software, which when purchased, shall entitle Customer (i) to any and all Software updates (excluding those updates priced separately as Optional Features) for Software furnished hereunder and (ii) to the warranty coverage for Software described in the Section entitled SOFTWARE WARRANTY. At the Amended Effective Date Seller is operating under a pricing policy pursuant to which Customer's payment of Seller's Annual Release Maintenance Fees for Software, Software updates and enhancements entitles Customer to receive, without payment of additional fees, new software generic releases for MSCs and cell sites as they are issued from time to time.

        Seller agrees to maintain a standard, supported, generic version of Software necessary for operation of Products furnished by Seller pursuant to this Agreement for a period of not less than ten (10) years from the Amended Effective Date.

        Seller agrees to maintain a standard, supported, generic version of any Software developed and furnished by Seller pursuant to this Agreement, and if such maintenance is not available from another entity, then Seller shall furnish Customer, under a suitable confidentiality agreement, Seller's then existing Software Source Code, Software development programs, and associated documentation for such standard version to the extent necessary for Customer to maintain and enhance for its own Use the standard version of that Software for which it has the right to Use.

                                  4. ARTICLE IV

                      PROVISIONS APPLICABLE TO ENGINEERING,
                        INSTALLATION, AND OTHER SERVICES

4.1     GENERAL:

        The provisions of this Article IV shall be applicable to the furnishing by Seller of Services other than Services furnished pursuant to any other Article of this Agreement.

4.2     ACCEPTANCE OF INSTALLATION:

        At reasonable times during the course of Seller's installation, Customer, at its request may, or upon Seller's request shall, inspect completed portions of such installation. Upon Seller's further request, and upon sufficient notice to Customer, Customer shall observe Seller's testing of the Product being installed to determine that such testing and the test results are in accordance with Seller's acceptance standards or acceptance procedures. The job shall be considered complete and ready for acceptance by Customer when the Product has been installed and tested by Seller in accordance with its standard procedures, and Seller represents such Product to be in working order and operating in accordance with the Specifications. Upon completion of the installation, Seller will submit to Customer a notice of completion. Where Seller's installation relates to a System or an expansion of a System, separate notices of completion shall be issued for (i) the MSC, (ii) each cell site, and
(iii) such System as a whole.

        Customer shall promptly make final inspection of substantial conformance with the Specifications and do everything reasonably necessary to expedite acceptance of the job. Seller will promptly correct any defects for which it is responsible. The job will be considered as fully accepted unless Seller receives notification to the contrary within thirty (30) days after submitting the notice of completion. Notwithstanding the foregoing, if Customer places the Products and/or Licensed Materials into In-Revenue Service, such action will constitute Customer's acceptance but Seller shall nevertheless remain fully responsible to correct all defects and items of non-compliance with the Specifications under any applicable warranty.

4.3     CONDITIONS OF INSTALLATION AND OTHER SERVICES PERFORMED ON CUSTOMER'S
        SITE:

4.3.1   ITEMS PROVIDED BY CUSTOMER

        Except as the parties may have otherwise agreed for Turnkey Services, as set forth in this Agreement or in other agreements of the parties, Customer will be responsible for furnishing the following items (as required by the conditions of the particular installation or other on-site Service, hereinafter collectively referred to as the "Service") at no charge to Seller and these items will not be included in Seller's price for the Service. Seller's representative shall have the right to inspect the site prior to Service Start Date. Should Customer fail to furnish any of such items for which it is responsible after Seller provides Customer notice, Seller may furnish such items and charge Customer for them in addition to the prices otherwise charged by Seller for the Service.

        Regulatory Commission Approvals--Prior to Service Start Date, obtain such approvals, licenses, permits, tariffs and/or other authorities from the Federal Communications Commission and state and local public utilities commissions as may be necessary for construction and operation of a cellular mobile radio telephone system.


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

        Easements, Permits and Rights-of-Way--Prior to Service Start Date, provide all reasonable rights-of-way, easements, licenses to come upon land to perform the Service, permits and authority for installation of Products and other items; permits for opening sidewalks, streets, alleys, and highways; and construction and building permits.

        Access to Building and Work Site--Allow employees of Seller and it subcontractors free access to premises and facilities at all reasonable hours during the scheduled Service or at such other times as are reasonably requested by Seller for performance under this Agreement. Customer shall obtain for Seller's and its subcontractors' employees any necessary identification and clearance credentials to enable Seller and its subcontractors to have access to the work site.

        Environmental Conditions--When Customer provides or arranges for a third party to provide MSC and/or cell site structures, Customer shall prior to Service Start Date:

        a. Insure that the MSC and/or cell site structures are in a structurally safe and sound condition to properly house the materials to be installed, in accordance with weight, strength, and structural requirements specified by Seller.

        b. Take such action as may be necessary to insure that the premises will be dry and free from dust and Hazardous Materials, including but not limited to asbestos, and in such condition as not to be injurious to Seller's or its subcontractors' employees or to the materials to be installed. Prior to commencement of the Services and during the performance of the Service, Customer shall, if requested by Seller, provide Seller with sufficient data to assist Seller's supplier in evaluating the environmental conditions at the work site (including the presence of Hazardous Materials). The price quoted by Seller's supplier for the Service does not include the cost of removal or disposal of the Hazardous Materials from the work site. Customer is responsible for removing and disposing of the Hazardous Materials, including but not limited to asbestos, prior to commencement of the Service.

        Sensitive Equipment--Prior to commencement of the Service, inform Seller of the presence of any known sensitive equipment at the work site (e.g., equipment sensitive to static electricity or light).

        Repairs to Buildings--Prior to Service Start Date, make such alterations and repairs as are reasonably necessary per specifications for proper installation of items to be installed.

        Building Readiness--Prior to Service Start Date, provide hoisting and hauling services, furnish suitable openings in buildings to allow the items to be installed to be placed in position, and provide necessary openings and ducts for cable and conductors in floors and walls as designated on engineering drawings furnished by Seller.

        Surveys--Prior to Service Start Date furnish surveys (describing the physical characteristics, legal limitations and utility locations for the work site) and a legal description of the site.

        Electrical Current, Heat, Light and Water--Provide electric current for charging storage batteries and for any other necessary purposes with suitable terminals where work is to be performed; provide temperature control and general illumination (regular and emergency) in rooms in which work is to be performed or Products or other items


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

stored, equivalent to that ordinarily furnished for similar purposes in a working office; provide exit lights; provide water and other necessary utilities for the proper execution of the Service.

        Cellular System Utility Requirements--Negotiate with the power and telephone companies for installation of the power and telephone facilities necessary to proper operation of the Products and/or other items being installed. The type and quantity of such facilities shall be subject to Seller's reasonable approval. Customer shall have the telephone company provide, place, install, extend and terminate telephone facilities into the MSC and cell sites; line up and test the telephone company facilities outside and inside the MSC and cell sites; and provide to Seller copies of the test results prior to Seller's commencing integration testing of the MSC with each cell site.

        Material Furnished by Customer--New or used material furnished by Customer shall be in such condition that it requires no repair and no adjustment or test effort in excess of that normal for new equipment. Customer assumes all responsibility for the proper functioning of such material. Customer shall also provide the necessary information for Seller to properly install such material.

        Furniture--provide and install all furniture.

        Floor Space and Storage Facilities--Provide, during progress of the Service, suitable and easily accessible floor space and storage facilities (a) to permit storing major items of Products and other material closely adjacent to where they will be used, (b) for administrative and luncheon purposes, (c) for Seller's and its subcontractors' employees' personal effects, and (d) for tools and property of Seller and its subcontractors. Where the Service is to be performed outside of a building or in a building under construction, Customer shall, in addition to the above requirements, as appropriate, permit or secure permission for Seller and its subcontractors to maintain at the work site, storage facilities (such as trailers) for Products, materials and other items and for tools and equipment needed to complete the Service.

        Watch Service--For MSCs, provide normal security (for cell sites, commercial alarms) necessary to prevent admission of unauthorized persons to building and other areas where installation Service is performed and to prevent unauthorized removal of the Products and other items. If space for storage facilities is provided to Seller, Seller will inform Customer as to which storage facilities at the work site Seller will keep locked; such storage facilities will remain closed to Customer's surveillance.

        Use of Available Testing Equipment--Customer shall make available to
Seller: (1) the maintenance test facilities which are imbedded in equipment to which the Product or other item being installed will be connected or added, and
(2) meters, test sets, and other portable apparatus that is unique to the item, if provided by Customer, being installed. Seller's use of such test equipment shall not interfere with the Customer's normal equipment maintenance functions.

        Customer Hazardous Materials Cleanup--At the conclusion of the Service, Customer shall be responsible for the cleanup, removal, and proper disposal of those Hazardous Materials present at Customer's premises, except for such Hazardous Materials brought onto the premises by Seller and not contemplated to remain on the premises at such completion of Service.


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

        Access to Existing Facilities--Customer shall permit Seller reasonable use of such portions of the existing plant or equipment as are necessary for the proper completion of such tests as require coordination with existing facilities. Such use shall not interfere with the Customer's normal maintenance of equipment.

        Grounds--Customer shall provide access to suitable and isolated building ground as required for Seller's standard grounding of equipment. Where installation is outside or in a building under construction, Customer shall also furnish lightning protection ground. Customer has expressed a belief that Seller's standard grounding practices may exceed that required in specific instances. In the event that Customer has not provided access to grounds in accordance with Seller's standard grounding practices and Customer refuses to do so, Seller will, if feasible, complete installation using the grounds which Customer does provide in such non-standard situation. Seller shall have no liability whatsoever for consequences resulting solely from Customer's failure to follow Seller's standard grounding practices. Without in any way intending to limit the foregoing, Customer acknowledges that all defects in Products and Licensed Materials, including any reduced performance thereof, resulting solely from Customer's failure to comply with Seller's standard grounding practices shall not be covered by Seller's applicable warranty and all Services performed by Seller to effect repair in such cases shall be for the account of Customer. Nothing herein shall be deemed to require Customer to perform grounding that Seller has otherwise agreed to perform pursuant to the express terms of this Agreement.

        Requirements for Customer Designed Circuits--Customer shall furnish information covering the proper test and readjust requirements for apparatus and requirements for circuit performance associated with circuits designed by Customer or standard circuits modified by Customer's drawings.

        Through Tests and Trunk Tests--Customer shall make required through tests and trunk tests to other offices after Seller provides its notice of completion or notice of advanced turnover.

4.3.2   ITEMS TO BE FURNISHED BY SELLER

        The following items will be furnished by Seller (if required by the conditions of the particular Service) and the price thereof is included in Seller's price for Service:

        Protection of Equipment and Building--Seller shall provide protection for Customer's equipment and buildings during the performance of the Service and in accordance with Seller's standard practices. Seller agrees to maintain until the System or other Products, Licensed Materials and Services being furnished by Seller on a furnish and install basis has been accepted by Customer in accordance with Section 4.2, the following insurance coverage as well as all other insurance required by law in the jurisdiction where the work is performed:
(1) Worker's Compensation and related insurance as required by law; (2) Employer's liability insurance with a limit of at least [ * ] for each occurrence; (3) comprehensive general liability insurance, including contractual liability and products and completed operations coverage with a limit of at least [ * ] per occurrence, and comprehensive motor vehicle liability insurance with a limit of at least [ * ] for bodily injury, including, death, to any one person, [ * ] for each occurrence of property damage and [ * ] for any one occurrence. Seller shall have the option where permitted by law to self-retain any or all of the foregoing insurance.

        Method of Procedure--Seller shall prepare a detailed Method of Procedure ("MOP") before starting work on live equipment. Customer shall review the MOP and any requested changes shall be negotiated. Customer shall give Seller written acceptance of the MOP prior to start of the work.

[ * ]   Confidential portions omitted and supplied separately to the Securities and Exchange Commission.

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

        Seller Hazardous Materials Cleanup--At the conclusion of the Service, Seller shall be responsible for the cleanup, removal, and proper disposal of those Hazardous Materials present at Customer's premises if such Hazardous Materials were brought onto the premises by Seller and are not contemplated to remain on the premises at such completion of Service.

        The following items will be furnished by Seller if requested by Customer, but Customer will be billed and shall pay for them in addition to Seller's standard or firm quoted price for the Services:

        Protection of Buildings and Equipment--Seller may provide protection of buildings and equipment in accordance with special practices of Customer differing from Seller's standard practices.

        Maintenance--Maintenance of Products, Software and other items from completion of installation until date of acceptance but nothing herein shall be deemed to require Customer to pay for conversions of the Products, Software and other items, which is otherwise determined by the terms of this Agreement are the responsibility of Seller.

        Locally Purchased Items--Purchase of items indicated by Seller's specifications as needing to be purchased locally.

        Readjusting Apparatus--Seller may provide readjustment (in excess of that normally required on new apparatus) of apparatus associated with relocated or rewired circuits.

        Cross-Connections (Other than to Outside Cable Terminations)--Seller may run or rerun permanent cross-connections in accordance with revised cross-connection lists furnished by Customer.

        Handling, Packing, Transportation and Disposition of Removed and Surplus Customer Equipment--Except as otherwise provided in this Agreement, Seller may pack, transport, and dispose of surplus and removed Customer equipment as agreed by the parties.

        Premium Time Allowances and Night Shift Bonuses--Seller may have its Services personnel work premium time and night shifts to the extent that Seller may deem such to be necessary to effect the required coordination of installing and testing operations or other Services because of Customer's requirements, unless the need therefor results from Seller's failure to perform its obligations hereunder in a reasonable and timely manner in which event Seller shall bear the cost of premium time and night shifts for its personnel.

        Emergency Lighting System--Seller may provide new emergency lighting system (other than the original ceiling mounted stumble lighting) to satisfy illumination and safety needs of Products of certain heights.

4.4     WORK DONE BY OTHERS:

        Work done at the site by Customer or its other vendors or contractors shall not interfere with Seller's performance of the installation or other Services. If Customer or its other vendors or contractors fail to timely complete the site readiness or if Customer's or its other vendors or contractors' work interferes with Seller's performance, the scheduled completion date of Seller's Services under this Agreement shall be extended as necessary to compensate for such delay or interference.


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

4.5     SERVICES WARRANTIES:

(a) Seller warrants to Customer only, that Services will be performed in a careful and workmanlike manner and in accordance with Seller's specifications or those referenced in the order and with accepted practices in the community in which such Services are performed, using material free from defects except where such material is specified or provided by Customer. If Services prove to be not so performed and if Customer notifies Seller, with respect to engineering, installation, or repair Services, within a six (6) month period commencing on the date of completion of the Service, and with respect to other Services, as identified by Seller in writing, Seller, at its option, either will correct the defective or nonconforming Service or render a full or prorated refund or credit based on the original charge for the Service.

(b) Where Seller performs engineering or installation Services as part of a combined engineering, furnishing, and installation order, the six (6) month period referenced above shall commence on completion of the installation Service.

(c) THE FOREGOING SERVICES WARRANTIES ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER EXPRESS AND IMPLIED WARRANTIES INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. CUSTOMER'S SOLE AND EXCLUSIVE REMEDY SHALL BE SELLER'S OBLIGATION TO MAKE CORRECTIONS OR GIVE A CREDIT OR REFUND AS SET FORTH ABOVE IN THIS WARRANTY.






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


                                  5. ARTICLE V

                         ENTIRE AGREEMENT AND EXECUTION

5.1     ENTIRE AGREEMENT:

        The terms and conditions contained in this Agreement, including all Attachments, any subordinate agreements, and purchase orders accepted pursuant to this Agreement or any subordinate agreement supersede all prior oral or written understandings between the parties with respect to the subject matter thereof and constitute the entire agreement of the parties with respect to such subject matter. Such terms and conditions shall not be modified or amended except by a writing signed by authorized representatives of both parties.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives on the date(s) indicated.



WESTERN WIRELESS CORPORATION                      LUCENT TECHNOLOGIES INC.


By: /s/ Mikal J. Thomsen                          By: /s/ Ben A. Bratcher
    ----------------------------------------          --------------------------

Printed Name: Mikal J. Thomsen                    Printed Name: Ben A. Bratcher
              ------------------------------                    ----------------

Title: President and Chief Operating Officer      Title: Vice President
       -------------------------------------             -----------------------

Date: August 1, 2000                              Date: August 1, 2000
      --------------------------------------            ------------------------




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